FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE ("Amendment") is entered into on September 8, 2017 by and between MCIB Partners, a Kansas General Partnership ("Landlord”) and CURO Management, LLC, f/k/a Tiger Financial Management LLC, a Nevada Limited Liability Company ("Tenant"), and amends the lease between the parties dated July 26, 2012 ("Lease") for the property commonly known as 8400 E. 32nd Street, Wichita, KS 67226.
NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree to amend the Lease as follows:
A.    Tenant Name: The parties hereby acknowledge that the Tenant entity name has changed to CURO Management, LLC.
B.    Guarantor Name: The parties hereby acknowledge that the name of the Guarantor of the Lease has changed to CURO Intermediate Holdings Corp.
C.    Additional Options to Extend: Tenant shall have one (1) additional option ("Third Option") of five (5) years to extend the term of the Lease pursuant to the terms of Section 29 of the Lease. The remaining options shall be:
Option 2: October 1, 2022 to September 30, 2027
Option 3: October 1, 2027 to September 30, 2032
The Annual Fixed Rent for the Third Option shall be at the then-current market rate for similar space in the Wichita, Kansas market, but will not be less than the amount of Annual Fixed Rent payable in the Second Option term.
D.    Modification of Section 2.3.3, Common Area Maintenance: The following is added to Section 2.3.3 as an additional paragraph immediately following the first paragraph:
"Landlord shall be responsible for maintaining the Common Areas in a first class manner, and shall complete any necessary repairs and maintenance in a timely fashion. In the event that Landlord fails to make any necessary repairs or complete any necessary maintenance within thirty (30) days after receipt of written notification from Tenant of the need for such repairs or maintenance, or, in the event a repair or maintenance cannot reasonably be completed within thirty (30) days, fails to initiate such repair or maintenance within thirty (30) days and diligently pursue such repair or maintenance to completion, then Tenant may, upon five (5) additional business days' notice to Landlord, in which such failure is not cured, complete such repairs or maintenance and present the invoice or invoices for such work to Landlord for payment. In the event that Landlord fails to pay such invoices when due, then Tenant shall have the right to pay such invoices and deduct the cost of same from future rent payments."
E.    Modification of Section 4.1 of the Lease, Use: The following language shall be added to the end of single sentence in this section: "..., which will not be unreasonably withheld, delayed or conditioned".
F.    Deletion of Section 4.2, Continuous Occupancy: Section 4.2 of the Lease is hereby deleted.
G.    Modification of Section 7.3, Fire, Extended Coverage and All Other Perils Insurance: The obligation of Landlord to "carry policies insuring the Building on the Premises against fire, extended coverage and all other perils and such perils are normally covered in the county where the Premises are located, in an amount equal to eighty percent (80%) of the replacement cost of such improvements..." is hereby increased to ninety percent (90%).
H.    Addition of Section 7.6, Business Interruption Insurance: The following is added to the Lease as Section 7.6:
"Business Interruption Insurance: Tenant shall be required to maintain Business Interruption Insurance."
I.    Modification of Section 15.1, Subordination: Section 15.1 of the Lease is hereby deleted and replaced with the following:
"This Lease shall be subject and subordinate to the lien of any bank or institution or other mortgage or mortgages now or hereafter in force against the Premises, and to all advances made upon the security thereof. Landlord agrees, upon Tenant's written request, to obtain from the holder of any such mortgage a Subordinate Non-disturbance and Attornment Agreement ("SNDA Agreement"), in form reasonably satisfactory to Tenant. The SNDA Agreement will provide that such holder will recognize this Lease and not disturb Tenant's possession of the Premises in the event of foreclosure if Tenant is not then in default hereunder beyond any applicable cure period."
J.    Modification of Section 32, Right of First Refusal: The second sentence of Section 32 of the Lease shall be deleted and replaced with the following:
"Landlord owns adjoining property legally described as" the east 214 feet of Lot 6, Block 1, Mediterranean Plaza 2nd Addition, Wichita, Sedgwick County, Kansas, as shown on attachment B (the "Adjoining Property"). Should Landlord, at any time during the Term of this Lease, elect to sell or lease the Adjoining Property to an unrelated third party, Tenant will have the right of first refusal, exercisable in writing within ten (10) business days after receipt of notice from Landlord to Tenant, to lease the Adjoining Property for the remaining term of this Lease (including any validly exercised subsequent option terms) for the sum of $84,000 per year, on a NNN ground lease basis. If exercised, rent for the Adjoining Property will escalate at the same rate as Annual Fixed Rent under this Lease. Any improvements to the Adjoining Property will be at Tenant's sole cost and expense and will automatically become the property of Landlord upon termination of the ground lease on the Adjoining Property."
K.    Addition of Section 33, Force Majeure: The following is added to the Lease as section 37:
"Force Majeure: In the event that either party hereto shall be delayed, hindered in or prevented from performing any act required hereunder by reason of strikes, lockouts, inability to procure materials or labor, failure of power, governmental laws, regulations or process, riots, insurrection, war, or any other reason of a like nature not the fault of or beyond the control of the party delayed in performing such act, then performance of such act shall be excused for the period of the delay and the period allowed for the performance of such act shall be extended for a period equivalent to the period of such delay. In the event the aforementioned shall cause a delay in Tenant's ability to open for business and/or delay commencement of the Term of this Lease, then all terms and conditions including but not limited to rent and other charges, shall be adjusted accordingly. Also, in the event Tenant's business is interrupted due to the occurrence of any of the above events after the commencement of the Term of this Lease and Tenant is forced to close its' business or delay the reopening of its' business within the Premises, then all rent and other charges hereunder shall be abated during the period Tenant is unable to operate or must delay operations because of such event."
All other terms and conditions of the Lease shall remain unchanged and shall continue in full force and effect except as specifically amended herein. In the event of a conflict, ambiguity or contradiction in terms, this Amendment shall control.
IN WITNESS WHEREOF, Tenant and Landlord have executed this Amendment as of the date set forth above.

LANDLORD: MCIB Partners	TENANT: Curo Management, LLC
By: /s/ Alfred A. Caro	By: /s/ Chris Darnell
Name: Alfred A. Cardo	Name: Chris Darnell
Title: Manager	Title: SVP, Real Estate

GUARANTOR: Curo Intermediate Holdings Corp.
By: /s Chris Darnell
Name: Chris Darnell
Title: SVP, Real Estate